Exhibit 10.29

MODIFICATION OF LOAN AGREEMENT

At the request of Syra Health Corp Borrower (s) and by mutual agreement of the parties, the terms of Commercial Loan number 709505950 for $ 800,000.00 dated the 07___ day of February , 2022 , made by the Citizens State Bank of New Castle, Indiana to, or assumed by, the undersigned borrower (s) are hereby modified in the following particulars and the maturity date of the loan is amended to cover any additional or reduced time required by this modification. Such modifications shall continue in effect until rescinded by the Bank. In all Other particulars and respects, the terms and conditions of the original Commercial Note Loan are continued in full force and effect.

Maturity date to be 10/24/2023, interest due in the amount of $166.76 to be paid at the time of extension, No line of credit feature with no new funds availability during this extension period, all other aspects of the loan to remain the same”

Such modifications shall continue in effect until rescinded by the Bank. In all Other particulars and respects, the terms and conditions of the original Commercial Note Loan are continued in full force and effect.

Date this 24 day of August , 2023

/s/ Feroz Syed	/s/ Feroz Syed
Borrower	Guarantor

/s/ Deepika Vuppalanchi	/s/ Deepika Vuppalanchi
Borrower	Guarantor

/s/ Sandeep Allam	/s/ Sandeep Allam
Borrower	Guarantor

/s/ Priya Prasad	/s/ Priya Prasad
Borrower	Guarantor

Citizens State Bank of New Castle	Citizens State Bank of New Castle

/s/ Meghan Marrello
Officer	Approval

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